Exhibit 10.12

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

by and among

Empire Realty Trust, Inc.,

Empire Realty Trust, L.P.

and

the Principals named herein

Dated as of November 28, 2011

i

ii

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

THIS REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT is made and entered into as of November 28, 2011 (this “Agreement”) and is effective as of the Closing Date, by and among Empire Realty Trust, Inc., a Maryland corporation (the “Company”), and Empire Realty Trust, L.P., a Delaware limited partnership and subsidiary of the Company (the “Operating Partnership,” and collectively with the Company, the “Consolidated Entities”) on the one hand, and Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal on the other hand (such individuals collectively, the “Principals”). Capitalized terms used and not otherwise defined have the meanings set forth in Section 5.1.

RECITALS

A. WHEREAS, in conjunction with the Company’s formation transactions and the initial public offering of the Company (the “IPO”), the Company desires to consolidate (1) the ownership of the Participation Interests held by the Participants in 23 limited liability companies and limited partnerships (the “Existing Entities”) which own fee, ground leasehold interests or operating leasehold interests in the 18 real properties and the two acres of vacant land described in each Existing Entity’s Consent Solicitation Statement/Offering Memorandum or the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4, as applicable (the “Form S-4” and collectively, the “Consent Solicitations”), to be provided to each Participant in connection with its consent to the Consolidation Transaction or election as to the form of consideration to be received in the Consolidation Transaction and (2) Malkin Holdings LLC, a New York limited liability company (“Malkin Holdings”), Malkin Properties, L.L.C., a New York limited liability company (“Malkin Properties”), Malkin Properties of New York, L.L.C., a New York limited liability company (“Malkin Properties NY”), Malkin Properties of Connecticut, Inc., a Connecticut corporation (“Malkin Properties Conn”), and Malkin Construction Corp., a Connecticut corporation (“Construction,” and together with Malkin Holdings, Malkin Properties, Malkin Properties NY, and Malkin Properties Conn, the “Existing Management Entities”). Such consolidations into the Company and the Operating Partnership will be completed prior to or concurrently with the completion of the IPO (as more particularly described below and in the Consent Solicitations (collectively, the “Consolidation Transaction”)) pursuant to various contribution agreements (the “Contribution Agreements”) and various merger agreements (together with the Contribution Agreements, the “Consolidation Agreements”) by and among the Company, the Operating Partnership and the other parties thereto.

B. WHEREAS, the Consolidation Transaction will entail, among other things, a series of contribution and merger transactions, pursuant to which the Existing Entities and/or their Participants will receive, as applicable, units of limited partnership interests (the “OP Units”) to be issued by the Operating Partnership, shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), shares of Class B common stock of the Company, par value $0.01 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”) to be issued by the Company and/or cash, which (to the extent received by the Existing Entities) will each be distributed to the Participants therein.

C. WHEREAS, the following agreements together with this Agreement are collectively referred to in this Agreement as the “Consolidation Transaction Documents”: the Registration Rights Agreement, the Tax Protection Agreement, the Lock-Up Agreements, the Consolidation Agreements and to the extent that the Participants and the Principals are receiving OP Units, the Operating Partnership Agreement (all such terms as defined in the Consent Solicitations in the forms filed as exhibits to the Form S-4).

D. WHEREAS, to induce the Consolidated Entities to enter into the Consolidation Transaction Documents, the Principals have agreed to provide, jointly and severally, certain representations, warranties and indemnities as set forth herein.

E. WHEREAS, the Principals have agreed to deposit OP Units or Common Stock as determined by the Principals, with an aggregate value on the Closing Date equal to $25,000,000 (collectively, the “Indemnity Holdback Amount”) into an escrow account (the “Indemnity Holdback Escrow”) pursuant to the “Escrow Agreement” attached as Exhibit A hereto with the “Escrow Agent” (as defined therein), to provide the exclusive remedy for any breaches of this Agreement. Each OP Unit or share of Common Stock so deposited shall be valued at the IPO price (before the deduction of underwriting discounts and other offering expenses) of a share of Common Stock in the IPO (the “IPO Price”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1.

REPRESENTATION AND WARRANTIES

The Principals hereby jointly and severally represent and warrant to the Consolidated Entities that as of Closing Date (or such other date specifically set forth below), except as disclosed in the Consent Solicitations, the Prospectus or the disclosure letter delivered from the Principals to the Consolidated Entities simultaneously with the execution of this Agreement (the “Disclosure Letter”), as may be amended from time to time prior to the Closing Date with Consent of the Consolidated Entities:

Section 1.1 Organization; Authority.

(a) Each of the Existing Entities and each of the Existing Management Entities is a limited liability company, a limited or general partnership, or a corporation, as the case may be, duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into each Consolidation Transaction Document and each agreement or other document contemplated by the Consolidation Transaction Documents and to carry out the transactions contemplated thereby, and to own, lease and/or operate each of its Real Properties and its other assets, and to carry on its business as presently conducted. Each such Existing Entity and Existing Management Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Real Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 1.1(b)(i) of the Disclosure Letter sets forth as of the date hereof with respect to each Existing Entity and each Existing Management Entity (i) each Subsidiary, if applicable, (ii) the ownership interest of the Existing Entity or Existing Management Entity in each such Subsidiary, respectively, (iii) if not wholly-owned by such Existing Entity or such Existing Management Entity, the identity and ownership interest of each of the other owners of such Subsidiary which owns more than a 10% ownership interest and (iv) each Real Property owned or leased pursuant to a ground lease by such Existing Entity or such Subsidiary. Each Subsidiary has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Real Properties and its other assets, and to carry on its business as presently conducted. Each Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Real Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.2 Due Authorization. The execution, delivery and performance by each Existing Entity and Existing Management Entity of each agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of such Existing Entity and Existing Management Entity. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of each Existing Entity and Existing Management Entity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Existing Entity or Existing Management Entity, each enforceable against such Existing Entity or Existing Management Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 1.3 Capitalization. Section 1.3 of the Disclosure Letter sets forth as of the date hereof a true, correct and complete description of the capitalization of each Existing Entity and Existing Management Entity as provided in the books and records of each such Existing Entity and Existing Management Entity, including the override interests of Malkin Holdings. All issued and outstanding equity interests of such Existing Entity and Existing Management Entity are validly issued and, to the Principals’ Knowledge, are not subject to preemptive rights, or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in any Existing Entity, any Existing Management Entity or any of their respective Subsidiaries.

Section 1.4 Licenses and Permits. To the Principals’ Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Real Properties and for the continued conduct and operation of the business of the Existing Management Entities have been obtained or can be obtained without unreasonable cost, and, to the extent the same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by the Consolidation

Transaction Documents) are assignable to the Company or the Operating Partnership, except in each case for items that, if not so obtained, obtainable, effective and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Principals’ Knowledge, no Existing Entity, Existing Management Entity or Subsidiary or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.5 Litigation. There is no action, suit or proceeding pending or, to the Principals’ Knowledge, threatened against any Existing Entity, Existing Management Entity or Subsidiary which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Principals’ Knowledge, threatened against any Existing Entity or Existing Management Entity or any of their Subsidiaries which challenges or impairs the ability of the Existing Entity, Existing Management Entity or any of their Subsidiaries to execute, deliver or perform its obligations under any of the Consolidation Transaction Documents or to consummate the transactions contemplated hereby and thereby. To the Principals’ Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against any Existing Entity, Existing Management Entity or Subsidiary, or affecting all or any portion of their properties, which in any such case would reasonably be expected to have a Material Adverse Effect or that would impair the ability of such Existing Entity, Existing Management Entity or Subsidiary to execute, deliver or perform its obligations under the Consolidation Transaction Documents. No Existing Entity or Subsidiary has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Real Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

Section 1.6 Compliance with Laws. Each Existing Entity, Management Entity and Subsidiary has conducted their respective businesses and maintained their properties in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Principals has any Knowledge of, or has been informed in writing of, any continuing violation of any Laws relating to the conduct of the business of such Existing Entity, Existing Management Entity and/or Subsidiary or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.7 Ownership. Each Existing Entity or Subsidiary is the owner of the fee simple estate (or, in the case of certain Real Properties, the leasehold estate or a co-tenancy) to the Real Property identified in Section 1.7 of the Disclosure Letter as being owned by such Existing Entity or Subsidiary, in each case free and clear of all Liens except for Permitted Liens.

Section 1.8 Leases.

(a) With respect to each ground lease and operating lease identified in Section 1.8 of the Disclosure Letter, and each lease under which an Existing Entity is a landlord or sublandlord at the date hereof that is material to any of the Properties (each, along with all amendments or modifications thereof, a “Lease” and collectively, the “Leases”), (i) such Lease is valid, binding against such Existing Entity, and to the Principals’ Knowledge, the other parties thereto, and in full force and effect, (ii) none of the Existing Entities or any Subsidiary party thereto, and to the Principals’ Knowledge, any other party thereto, is in material violation of, or material default under, such Lease, (iii) none of the Existing Entities or Subsidiaries has granted an option or right of first refusal or offer, (iv) no event has occurred and is pending, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by any Existing Entity or Subsidiary or the applicable lessor and (v) complete (in all material respects) copies of all such Leases have been made available to the Consolidated Entities.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Leases to which any Existing Entity, Existing Management Entity or Subsidiary is a party or by which any Existing Entity, Existing Management Entity or Subsidiary or any Real Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of the applicable Existing Entity, Existing Management Entity or Subsidiary, and to the Principals’ Knowledge, each other party thereto, enforceable against each Existing Entity, Existing Management Entity or Subsidiary, and to the Principals’ Knowledge, each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) To the Principals’ Knowledge, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.9 Insurance. Each applicable Existing Entity, Existing Management Entity or Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Real Property as the Principals reasonably deem necessary, including in all cases, such coverage as is required under the terms of any Continuing Loan or ground or operating lease. To the Principals’ Knowledge, each of the insurance policies with respect to the Real Properties is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To the Principals’ Knowledge, no Existing Entity, Existing Management Entity or Subsidiary has received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

Section 1.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) none of the Existing Entities, the Existing Management Entities or the Subsidiaries are in violation of, or have failed to comply with, any Environmental Laws, (b) none of the Existing Entities, the Existing Management Entities or the Subsidiaries has received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that any Real Property is not in compliance with applicable Environmental Laws (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (c) the Existing

Entities, the Existing Management Entities and the Subsidiaries, as applicable, have all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their principal terms and conditions and (d) there has not been a release of a hazardous substance on any Real Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 3.3(j) constitute the sole and exclusive representations and warranties made by the Principals concerning environmental matters.

Section 1.11 Eminent Domain. There is no existing or, to the Principals’ Knowledge, threatened in writing condemnation, eminent domain or similar proceeding which would affect any of the Real Properties.

Section 1.12 Consents and Approvals. The requisite consent of the Participants in each Existing Entity and the equity holders in each Existing Management Entity to approve the Consolidation Transaction is as set forth in Schedule 1.12 (the “Requisite Consent”). Except (a) for the Requisite Consent of the Participants in each Existing Entity and the equity holders in the Existing Management Entities to approve the Consolidation Transaction and (b) as shall have been satisfied on or prior to the Closing Date, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by any Existing Entity or Existing Management Entity or Subsidiary in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which such Existing Entity or Existing Management Entity or Subsidiary is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.13 No Violation. None of the execution, delivery or performance by any Existing Entity or Existing Management Entity of any agreement or document contemplated by the Consolidation Transaction Documents to which it is a party and the transactions contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of any Existing Entity or Existing Management Entity or Subsidiary, (b) any agreement, document or instrument to which any Existing Entity or Existing Management Entity or Subsidiary or any of their respective assets or properties are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on any Existing Entity or Existing Management Entity or Subsidiary, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each Existing Entity, Existing Management Entity and Subsidiary has timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such returns and reports are accurate and complete in all material respects, and each Existing Entity, Existing Management Entity and Subsidiary has paid (or had paid on its behalf) all Taxes as required to be paid by it, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Existing Entity, Existing Management Entity or Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(b) There are no Liens as a result of any unpaid Taxes (other than statutory liens for taxes not yet delinquent) upon any of the assets of any Existing Entity, Existing Management Entity or Subsidiary.

(c) (i) Each of Malkin Holdings, Malkin Properties, Malkin Properties NY and each Existing Entity is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for U.S. federal income tax purposes and (ii) no Governmental Authority responsible for the assessment or collection of Tax has challenged the treatment described in clause (i).

(d) There are no pending or, to the Principals’ Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of any Existing Entity, any existing Management Entity or any of their respective Subsidiaries, or any matters under discussion with any Tax authority with respect to income or non-income Taxes that are likely to result in an additional liability for Taxes with respect to any Existing Entity, any existing Management Entity or any of their respective Subsidiaries, and no Existing Entity, Existing Management Entity or any of their respective Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(e) Each of Malkin Properties Conn and Construction have validly elected to be an “S corporation” within the meaning of Code Section 1361(a)(1) for U.S. federal income tax purposes as of March 1987 (in the case of Malkin Properties Conn) and January 1991 (in the case of Construction), and each of Malkin Properties and Construction have maintained their status as an S corporation at all times prior to the Closing Date. Each of Malkin Properties Conn and Construction have validly elected to be an S corporation in all state and local jurisdictions that allow such election where such entities are required to file tax returns, and have maintained their respective status as an S corporation in such jurisdictions at all times thereafter. No tax authority has asserted or threatened in writing to assert that either of Malkin Properties Conn or Construction may not qualify as an S corporation for U.S. federal income tax purposes or for the purposes of any state or local jurisdiction in which such company is required to file a tax return.

Section 1.15 Non-Foreign Status. Neither the Existing Entities or the Existing Management Entities, nor any holder of an interest in either Malkin Properties Conn or Construction (or, if any of the foregoing is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), its sole owner for U.S. federal income tax purposes) is a foreign person (within the meaning of Section 1445(f)(3) of the Code). No amount is required to be withheld by the Company or the Operating Partnership (or any of their respective Affiliates) in respect of consideration treated for U.S. federal income tax purposes as paid to the Existing Entities, the Existing Management Entities or any holder of an interest in Malkin Properties Conn or Construction.

Section 1.16 Contracts and Commitments. Except as set forth in Section 1.16 of the Disclosure Letter, none of the Existing Entities, Existing Management Entities or the Subsidiaries (for purposes of this Section 1.16, each an “Existing Party” and collectively the “Existing Parties”) is a party to:

(a) any agreement pursuant to which an Existing Party provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than another Existing Party;

(b) any agreement pursuant to which an Existing Party would be required to pay severance to any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of such Existing Party;

(c) any agreement with another Person limiting or restricting in any material respect the ability of any Existing Party to enter into or engage in any market or line of business (other than agreements with tenants entered into in the ordinary course of business relating to the business that can be conducted at the leased premises and the covenants in any Existing Loan Document);

(d) any agreement for the sale of any of the assets of any Existing Party other than in the ordinary course of business or with any Existing Entity, or for the grant to any Person of any Liens on or preferential rights to purchase (or buy-sell or similar rights with respect to) any of the assets of any Existing Party other than Liens or any such rights granted to tenants or other third parties for non-material portions of individual Real Properties (e.g., outparcels);

(e) any agreement involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Organizational Documents of any Existing Party, any agreement with any other Existing Entity and any such agreements that are terminable upon thirty (30) days’ or less notice without penalty or premium; or

(f) any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from any Existing Party in excess of $1,000,000 per year other than to another Existing Party.

With respect to each of the contracts to which any of the Existing Parties is a party and which is required to be set forth in Section 1.16 of the Disclosure Letter (the “Material Contracts”), such Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Existing Party, and, to the Principals’ Knowledge, the other parties thereto, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete (in all material respects) copies of the Material Contracts have been made available to the Consolidated Entities. With respect to each Material Contract, neither any Existing Party that is party thereto nor, to the Principals’ Knowledge, any other party is in material breach or material violation of, or material default under, any such Material Contract, and, to the Principals’ Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by any Existing Party or any other party to such Material Contract.

Section 1.17 Existing Loans. Section 1.17 of the Disclosure Letter sets forth a complete list of all loans made to Existing Entities or Subsidiaries (the “Existing Loans”), including in each case the names of the lender and borrower thereunder and the outstanding principal balance as of June 30, 2011. Such notes, mortgages, deeds of trust and all other documents or instruments evidencing, governing or securing such Existing Loans, including any financing statements, and any amendments, consolidations, restatements, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” With respect to each Existing Loan, (a) the lender has not declared in writing a default or event of default, (b) the lender has not brought any Claim in writing under any guaranty and (c) to the Principals’ Knowledge, no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute a monetary default or material non-monetary default by the borrower thereunder or give rise to any material Claims by the lender under any guaranties provided with respect thereto. Complete (in all material respects) copies of the Existing Loan Documents have been made available to the Operating Partnership.

Section 1.18 Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to any Existing Entity, Existing Management Entity or Subsidiary.

Section 1.19 Employees.

(a) Except for Empire State Building Company L.L.C., 500 Mamaroneck Avenue L.P., 1185 Swap Portfolio L.P., Fairfield Merrittview Limited Partnership, One Station Place Limited Partnership, First Stamford Place L.L.C., Malkin Holdings, Malkin Properties, L.L.C., Malkin Properties Conn and Construction (collectively, the “Employers”), no Existing Entity or any of its Subsidiaries has any employees.

(b) As of the date hereof, each Employer and its Subsidiary employs the number of full-time employees and part-time employees set forth on Section 1.19 of the Disclosure Letter.

(c) Employers have complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining other than such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 1.19 of the Disclosure Letter, neither the Employers nor any of their respective Subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any of its employees, no such agreement is presently being negotiated by any such entities, and none of such employees is represented by any union with respect to their employment by any such entity. Except as set forth in Section 1.19 of the Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there are no unfair labor practice complaints pending against any Employer or any of their respective Subsidiaries before the National Labor

Relations Board or any other labor relations tribunal or authority and (ii) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Principals’ Knowledge, threatened in writing against or involving any Employer or any of their respective Subsidiaries. The Employers have withheld and paid to the appropriate governmental entity or are holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Employers and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing other than such noncompliance or liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) At the date of this Agreement, no officer or other executive-level employee has provided written notice of an intention to terminate employment with any Employer. The employment of each employee of each Employer is terminable at will by such Employer, respectively.

Section 1.20 Intellectual Property. Each of the Existing Management Entities owns all trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of each Existing Management Entity’s business as now conducted and as presently proposed to be conducted (collectively, “Malkin Intellectual Property”) that it purports to own and possesses sufficient and enforceable legal rights to such Malkin Intellectual Property as are necessary for the conduct of each Existing Management Entity’s business as now conducted and as presently proposed to be conducted, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.21 No Broker. None of the Existing Entities, the Existing Management Entities or any of their Subsidiaries or any of their members, managing members, partners, general partners, directors, officers, employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Consolidation Transaction Documentation. Malkin Holdings LLC or an affiliate may be entitled to a finder’s fee, brokerage fees or commissions or similar payment from certain Existing Entities in respect of the Consolidation Transaction. Any such fee, commission or payment due from an Existing Entity to Malkin Holdings or an affiliate will be excluded from the assets and liabilities consolidated in the Consolidation Transaction and will not be the obligation of the Company, the Operating Partnership or any of their Affiliates.

ARTICLE 2.

NATURE OF REPRESENTATIONS AND WARRANTIES

Section 2.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive after the Closing Date until the date that is twelve (12) months after the Closing Date (the “Expiration Date”). If written notice of a Claim in accordance with Section 4.2 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific Claim, until such Claim has been finally resolved. Any Claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

Section 2.2 No Implied Representations or Warranties. Other than the representations and warranties expressly set forth in Article I and any other instrument executed by the Principals in their individual capacity in connection with the Consolidation Transaction, the Principals shall not be deemed to have made any other representation or warranty in connection with this Agreement or any other agreement or document contemplated by this Agreement or the transactions contemplated hereby or thereby.

ARTICLE 3.

INDEMNITY HOLDBACK ESCROW

Section 3.1 Establishment. On the Closing Date, the Principals shall deposit the Indemnity Holdback Amount into the Indemnity Holdback Escrow. The Indemnity Holdback Escrow initially shall consist of the amount of the Indemnity Holdback Amount, and thereafter (a) the amount of the Indemnity Holdback Amount from the Principals’ deposits minus (b) any disbursements made pursuant to this Agreement and the Escrow Agreement (other than disbursements of any earnings, dividends, distributions, interest and gains earned or realized on the Indemnity Holdback Amount (“Earnings”), which shall not be part of the Indemnity Holdback Escrow or the Indemnity Escrow Amount and shall be promptly distributed to the Principals as provided in the Escrow Agreement).

ARTICLE 4.

PAYMENT

Section 4.1 Indemnification of Consolidated Entities. The Consolidated Entities and their Subsidiaries (each of which is an “Indemnified Party”) shall be indemnified and held harmless, under the terms and conditions of this Agreement out of the Indemnity Holdback Escrow, from and against any and all Losses, whether or not relating to third parties, in excess of $1,000,000 arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation or warranty of the Principals contained in this Agreement.

Section 4.2 Escrow Claims.

(a) When any Indemnified Party learns of any potential Claim under this Agreement (an “Escrow Claim”) against the Principals, it promptly will give written notice (a “Claim Notice”) to the Principals and to the Escrow Agent; provided, that failure to so notify the Principals or the Escrow Agent, as applicable, shall not prevent recovery under this Agreement, except to the extent that any Principal shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Escrow Claim and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Indemnified Party shall deliver to the Principals, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim; provided, that failure to do so shall not prevent recovery under this Agreement, except to the extent that any Principal shall have been materially prejudiced by such failure.

(b) In determining value for a distribution from the Indemnity Holdback Escrow in respect of an Escrow Claim, each OP Unit or share of Common Stock shall be valued at the IPO Price.

(c) The Principals shall be entitled, at their own expense, to elect to assume and control the defense of any Escrow Claim based on Claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Principals, if they give written notice of their intention to do so to the Consolidated Entity giving the Claim Notice within thirty (30) days after the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, if the Principals exercise the right to undertake any such defense against a Third Party Claim, the Indemnified Parties shall cooperate with the Principals in such defense and make available to the Principals (unless prohibited by Law), at the Principals’ expense, all witnesses, pertinent records, materials and information in such Indemnified Party’s possession or under the control of any Indemnified Party relating thereto as is reasonably required by the Principals. No Principal shall be liable for any compromise or settlement of any Third Party Claim whatsoever that is effected without his/her written consent. No compromise or settlement of such Third Party Claim may be effected by the Principals without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other Claims that may be made against such Indemnified Party, (ii) each Indemnified Party that is party to such Claim is released from all liability with respect to such Claim and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. If the Principals do not assume and control the defense of any Escrow Claim based on a Third Party Claim as provided for in this Section 4.2(c), any Indemnified Party may undertake the defense against such Third Party Claim at the Principals’ expense; provided, however, that the Principals shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses (charged at standard, non-premium rates) of one counsel at any time for all such Indemnified Parties (in addition to one local counsel).

Section 4.3 Delivery and Release of Indemnity Escrow with Respect to Escrow Claims. Upon resolution of any Escrow Claim or portion of an Escrow Claim as evidenced by a joint written instruction of the Company, on the one hand, and any Principal, on the other hand, in which an officer of the Company and a Principal each certify that the instruction has been approved by either (a) Consolidated Entities and the Principals in accordance with Section 4.6, respectively or (b) a final award of an arbitral tribunal which is not subject to appeal in accordance with this Agreement, the Escrow Agent shall release the amount of Indemnity Holdback Amount to the Consolidated Entities or the Principals, as the case may be, set forth therein. Upon any disbursement from the Indemnity Holdback Escrow pursuant to this Agreement, the Consolidated Entities will purchase (at a price per OP Unit or share of Common Stock equal to the IPO Price) such number of the securities as will permit the Escrow Agent to distribute cash in lieu of any fractional shares.

Section 4.4 Delivery and Release of Indemnity Escrow After Expiration Date. Within ten (10) days after the Expiration Date, and at the end of each calendar quarter thereafter while any Indemnity Holdback Amount remains in the Indemnity Holdback Escrow, the Consolidated Entities shall deliver to the Escrow Agent a notice which shall set forth a list of any outstanding Escrow Claims, together with a good faith estimate of the maximum value (expressed in dollars) of each such Escrow Claim and the aggregate amount of such values that would be allocated against the Indemnity Holdback Escrow in accordance with Section 4.2(b) if the actual amount of Losses in respect of each such Escrow Claim were equal to such good faith estimate of the maximum value thereof. Any consideration in the Indemnity Holdback Escrow in excess of the aggregate value of the outstanding Escrow Claims shall be released from the Indemnity Holdback Escrow to the Principals within twenty (20) days after the Expiration Date, and at the end of each calendar quarter thereafter while any Indemnity Holdback Amount remains in the Indemnity Holdback Escrow.

Section 4.5 Exclusive Remedy. The sole and exclusive remedy for Indemnified Parties relating to a breach of this Agreement (other than breaches arising out of or in connection with actual fraud) shall be recovery from the Indemnity Holdback Escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Principals shall not be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the Indemnity Holdback Amount.

Section 4.6 Authorization. For purposes of this Article IV, a decision, act, consent, election or instruction of the Principals shall be deemed to be authorized if approved by Anthony E. Malkin on behalf of the Principals (and if Anthony E. Malkin is no longer available, then by the other Principals). The Escrow Agent and the Consolidated Entities, including their respective directors, officers, employees, agents and representatives, hereby are relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, election or instruction. The Principals from time to time by written notice to the Consolidated Entities may appoint a representative or representatives to exercise such powers with respect to one or more Claims as may be delegated by the Principals.

Section 4.7 Indemnity Payments. All indemnity payments made hereunder shall be treated as adjustments to the consideration received by the Principals under the Consolidation Transaction Documents for federal income tax purposes.

ARTICLE 5.

GENERAL PROVISIONS

Section 5.1 Definitions.

(a) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Agreement	Preamble
Claim Notice	4.2(a)

Class A Common Stock	Recitals
Class B Common Stock	Recitals
Common Stock	Recitals
Company	Preamble
Consent	1.12
Consent Solicitations	Recitals
Consolidated Entities	Preamble
Consolidation Agreements	Recitals
Consolidation Transaction	Recitals
Consolidation Transaction Documents	Recitals
Construction	Recitals
Contribution Agreement	Recitals
Disclosure Letter	1
Dispute	5.9
Earnings	3.1
Employers	1.19(a)
Escrow Agent	Recitals
Escrow Agreement	Recitals
Escrow Claim	4.2(a)
Excluded Assets	1.1(a)
Existing Entities	Recitals
Existing Loan	1.17
Existing Loan Document	1.17
Existing Management Entities	Recitals
Existing Party	1.16
Expiration Date	2.1
Form S-4	Recitals
Indemnified Party	4.1
Indemnity Holdback Amount	Recitals
Indemnity Holdback Escrow	Recitals
IPO	Recitals
IPO Price	Recitals
Lease	1.8(a)
Malkin Holdings	Recitals
Malkin Intellectual Property	1.20
Malkin Properties	Recitals
Malkin Properties Conn	Recitals
Malkin Properties NY	Recitals
Material Contracts	1.16
Operating Partnership	Preamble
OP Units	Recitals
Principals	Preamble
Requisite Consent	1.12
Third Party Claims	4.2(c)

(b) For purposes of this Agreement, the following terms shall have the following meanings.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Claims” means any claims, liabilities, rights, actions, causes of action, allegations, assertions, suits, complaints, demands or requirements.

“Closing Date” means the closing date of the IPO.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Knowledge” means the actual knowledge of any Principal or Thomas N. Keltner, Jr. without any duty of investigation or inquiry.

“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means Claims, charges, losses, damages, liabilities, fees, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds of any Consolidated Entity or Subsidiary, including any amounts due from any Consolidated Entity or Subsidiary to any of their respective directors, officers, employees, agents and representatives, but does not include any diminution in value of the Consolidated Entities or any of their Subsidiaries.

“Material Adverse Effect” means a material adverse effect on the asset or assets (as the case may be), business, financial condition or results of operations of (i) the Consolidated Entities and their Subsidiaries and the Real Properties taken as a whole, giving effect to the Consolidation Transaction and the IPO, which shall not take into account the effect of any Existing Entities not participating in the Consolidation Transaction or (ii) the Empire State Building, Empire State Building Associates L.L.C., Empire State Building Company L.L.C. and their Subsidiaries, taken as a whole.

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Participant” means the Principals and the other holders of an override or Participation Interest in any Existing Entity, as applicable.

“Participation Interests” means the limited liability company, general or limited partnership interests in the Existing Entities and, to the extent limited liability company, general or limited partnership interests are held by an agent for the benefit of participants, the beneficial ownership of such interests.

“Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which Real Properties are located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Real Properties; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Real Properties as of the Closing Date, (vii) the Liens of all Continuing Loans and (viii) any matters that would not have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Prospectus” means the Company’s final prospectus as filed pursuant to Rule 424 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

“Real Properties” means the property owned or leased pursuant to a ground lease or operating lease by any Existing Entity or Existing Management Entity.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which an Existing Entity or Existing Management Entity owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of the Existing Entities or the Existing Management Entities, as applicable, as set forth in Schedule 1.1(b)(i), unless the context otherwise requires.

“Tax” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Taxes with respect thereto.

Section 5.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if also sent as a signed original within twenty-four (24) hours thereafter in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

If to the Company or the Operating Partnership to:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

If to the Principals, to:

Anthony E. Malkin

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-3000

Facsimile: (212) 969-2900

Attn: Arnold S. Jacobs, Esq.

Section 5.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 5.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the Escrow Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 5.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 5.6 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 5.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that any Consolidated Entity may assign its rights and obligations hereunder to any wholly-owned subsidiary.

Section 5.8 Jurisdiction. The parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 5.9 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included herein.

Section 5.10 Rules of Construction.

(a) The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 5.11 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 5.12 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.13 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or stockholder of the Company or the Operating Partnership in their capacities as such.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

“CONSOLIDATED ENTITIES”

EMPIRE REALTY TRUST, L.P.

By:
Name:
Title:

EMPIRE REALTY TRUST, INC.

By:
Name:
Title:

“PRINCIPALS”

ANTHONY E. MALKIN

SCOTT D. MALKIN

CYNTHIA M. BLUMENTHAL

SIGNATURE PAGE TO REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT